Exhibit 99.1

Investor/Media Contact:
Arthur Shannon
arthur.shannon@bauschhealth.com
(514) 856-3855
(877) 281-6642 (toll free)

BAUSCH HEALTH COMPANIES INC. ANNOUNCES SECOND-QUARTER 2019 RESULTS AND RAISES FULL-YEAR GUIDANCE

•	Second-Quarter 2019 Financial Results

◦	Revenues of $2.152 Billion

◦	GAAP Net Loss of $171 Million

◦	Adjusted EBITDA (non-GAAP)[1] of $880 Million

◦	GAAP Cash Flow From Operations of $339 Million

•	Sixth Consecutive Quarter of Total Company Organic Revenue Growth[1,2]

•	Delivered Total Company Reported Revenue Growth of 1%; Organic Revenue Growth[1,2] of 3% Compared to Second Quarter of 2018

◦	Bausch + Lomb/International Segment Delivered Eleventh Consecutive Quarter of Organic Revenue Growth[1,2]

◦	Salix Segment Reported Total Quarterly Revenue in Excess of $500 Million for the First Time

•	Raised Full-Year 2019 Guidance Ranges

LAVAL, Quebec, August 6, 2019 - Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company” or “we”) today announced its second-quarter 2019 financial results.

“Delivering a second consecutive quarter of reported and organic revenue growth, our second quarter 2019 results demonstrate that Bausch Health is clearly pivoting to growth,” said Joseph C. Papa, chairman and CEO, Bausch Health. “Bausch + Lomb/International delivered its eleventh consecutive quarter of organic revenue growth, driven by sustained strength in Global Consumer and Global Vision Care; and Salix reported more than $500 million in total quarterly revenue for the first time.”

Mr. Papa continued, “Looking to the second half of 2019, we expect a number of catalysts to drive growth across our core business segments as we continue to reduce debt, increase R&D and further grow our newly launched products. In addition, we have raised our full-year revenue and adjusted EBITDA guidance based on our first half performance and our outlook for the second half of the year.”

Company Highlights

Executing on Core Businesses and Advancing Pipeline

•	The Bausch + Lomb/International segment comprised approximately 56% of the Company’s revenue in the second quarter of 2019
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1 Please see the tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the nearest comparable GAAP measure.
2 Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations.

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◦
Reported revenue in the Bausch + Lomb/International segment decreased nominally compared to the second quarter of 2018; revenue in this segment grew organically[1,2] by 4% compared to the second quarter of 2018, due to an increase in volume across most of the business units, particularly in Global Consumer and Global Vision Care

◦	Delivered eleventh consecutive quarter of organic revenue growth[1,2]

◦	LOTEMAX® SM (Loteprednol Etabonate Ophthalmic Gel) 0.38% for the treatment of postoperative inflammation and pain following ocular surgery was launched in the U.S. in April 2019

◦
Bausch + Lomb ULTRA® Multifocal for Astigmatism contact lenses, the first and only multifocal toric lens available as a standard offering in the eye care professional's fit set, was launched in the U.S. in June 2019

•	The Salix segment comprised approximately 24% of the Company’s revenue in the second quarter of 2019

◦	XIFAXAN® revenue increased by 21% compared to the second quarter of 2018

◦
Entered into a license agreement with the University of California, Los Angeles to develop and commercialize a novel compound for the treatment of non-alcoholic fatty liver disease and non-alcoholic steatohepatitis

◦
Entered into an exclusive license agreement with Mitsubishi Tanabe Pharma to develop and commercialize a late-stage investigational sphingosine 1-phosphate (S1P) modulator for the treatment of inflammatory bowel disease

•	The Ortho Dermatologics segment comprised approximately 6% of the Company’s revenue in the second quarter of 2019

◦	Revenues in the Global Solta business increased by 41% compared to the second quarter of 2018, driven by continued strong demand of Thermage® FLX in Asia Pacific following the launch in the region

◦	DUOBRII™ Lotion for the topical treatment of plaque psoriasis in adults was launched in the U.S. in June 2019

Strategic Capital Allocation and Debt Management

•	Increased research and development by approximately 24%, or $23 million, compared to the second quarter of 2018

•	Refinanced $1.5 billion of 2023 Senior Unsecured Notes

•	Reduced debt by approximately $100 million in the second quarter of 2019

Second-Quarter 2019 Revenue Performance
Total reported revenues were $2.152 billion in the second quarter of 2019, as compared to $2.128 billion in the second quarter of 2018, an increase of $24 million. Excluding the unfavorable impact of foreign exchange of $38 million, the impact of a 2019 acquisition of $17 million and the impact of divestitures and discontinuations of $16 million, revenue grew organically1,2 by 3% compared to the second quarter of 2018, driven by organic growth1,2 in the Bausch + Lomb/International and Salix segments.

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Revenues by segment for the second quarter of 2019 were as follows:

(in millions)	2Q 2019	2Q 2018	Reported Change	Reported Change	Change at Constant Currency[3]	Organic[1,2] Change
Segment
Bausch + Lomb/International	$1,208	$1,209	($1)	—%	3%	4%
Salix	$509	$441	$68	15%	15%	12%
Ortho Dermatologics	$122	$141	($19)	(13%)	(13%)	(13%)
Diversified Products	$313	$337	($24)	(7%)	(7%)	(7%)
Total Revenues	$2,152	$2,128	$24	1%	3%	3%

Bausch + Lomb/International Segment
Bausch + Lomb/International segment revenues were $1.208 billion in the second quarter of 2019, as compared to $1.209 billion in the second quarter of 2018, a decrease of $1 million. Excluding the unfavorable impact of foreign exchange of $37 million and the impact of divestitures and discontinuations of $12 million, the Bausch + Lomb/International segment grew organically1,2 by approximately 4% compared to the second quarter of 2018, primarily due to higher volumes.

Salix Segment
Salix segment revenues were $509 million in the second quarter of 2019, as compared to $441 million in the second quarter of 2018, an increase of $68 million. The increase was primarily driven by XIFAXAN®, which grew 21% in the quarter as compared to the second quarter of 2018.

Ortho Dermatologics Segment
Ortho Dermatologics segment revenues were $122 million in the second quarter of 2019, as compared to $141 million in the second quarter of 2018, a decrease of $19 million, or 13%, due to lower volumes primarily driven by the loss of exclusivity of ELIDEL®, ZOVIRAX® and SOLODYN®, partially offset by organic revenue growth1,2 in the Global Solta business and new product launches.

Diversified Products Segment
Diversified Products segment revenues were $313 million in the second quarter of 2019, as compared to $337 million in the second quarter of 2018, a decrease of $24 million, or 7%. The decrease was primarily attributable to the previously reported loss of exclusivity for a basket of products.

Operating Income/Loss
Operating income was $257 million for the second quarter of 2019, as compared to an operating loss of $245 million for the second quarter of 2018, an increase in operating results of $502 million. The increase in the Company’s operating results for the second quarter of 2019 was primarily driven by: (i) lower impairments and amortization and (ii) the increase in reported revenues and higher gross margins in 2019 as compared to 2018, partially offset by increased
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3 To assist investors in evaluating the Company’s performance, we have adjusted for changes in foreign currency exchange rates. Change at constant currency, a non-GAAP metric, is determined by comparing 2019 reported amounts adjusted to exclude currency impact, calculated using 2018 monthly average exchange rates, to the actual 2018 reported amounts.

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research and development and increased advertising and promotion spend following the launch of several new products.

Net Loss
Net loss for the three months ended June 30, 2019 was $171 million, as compared to net loss of $873 million for the same period in 2018, a decrease of $702 million. The decrease in net loss was primarily due to: (i) the increase in operating results discussed above, (ii) lower interest expense and (iii) lower loss on extinguishment of debt.

Adjusted net income (non-GAAP)1 for the second quarter of 2019 was $372 million, as compared to $327 million for the second quarter of 2018, an increase of $45 million, or 14%.

Operating Cash
The Company generated $339 million of cash from operations in the second quarter of 2019, as compared to $222 million in the second quarter of 2018, an increase of $117 million, or 53%, primarily driven by the improved operating results discussed above and timing of cash receipts.

EPS
GAAP Earnings Per Share (EPS) Diluted for the second quarter of 2019 was ($0.49), as compared to ($2.49) for the second quarter of 2018.

Adjusted EBITDA (non-GAAP)1
Adjusted EBITDA (non-GAAP)1 was $880 million for the second quarter of 2019, as compared to $868 million for the second quarter of 2018, an increase of $12 million, or 1%.

2019 Financial Outlook
Bausch Health raised its revenue and its Adjusted EBITDA (non-GAAP)1 guidance range for the full-year 2019:

•	Raised full-year revenues from $8.35 - $8.55 billion to the range of $8.40 - $8.60 billion

•	Raised full-year Adjusted EBITDA (non-GAAP)[1] from $3.40 - $3.55 billion to the range of $3.425 - $3.575 billion

Other than with respect to GAAP Revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP)1 to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. In periods where significant acquisitions or divestitures are not expected, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, which would otherwise be treated as non-GAAP to calculate projected GAAP net income (loss). However, because other deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP)1. The guidance provided in this section represents forward-looking information, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release. The primary reasons for our change in our

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2019 full-year guidance ranges are better than expected base performance, later than expected loss of exclusivity for certain products and favorable currency impact.

Additional Highlights

•	Bausch Health’s cash, cash equivalents and restricted cash were $880 million at June 30, 2019

•	The Company’s availability under its revolving credit facility was approximately $905 million at June 30, 2019

•	Basic weighted average shares outstanding for the quarter were 352.1 million shares. Diluted weighted average shares outstanding for the quarter were 356.5 million shares[4]

Conference Call Details

Date:	Tuesday, August 6, 2019
Time:	8:00 a.m. EDT
Webcast:	http://ir.bauschhealth.com/events-and-presentations
Participant Event Dial-in:	+1 (888) 317-6003 (United States)
+1 (412) 317-6061 (International)
+1 (866) 284-3684 (Canada)
Participant Passcode:	2275809
Replay Dial-in:	+1 (877) 344-7529 (United States)
+1 (412) 317-0088 (International)
+1 (855) 669-9658 (Canada)
Replay Passcode:	10132759 (replay available until August 13, 2019)

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people's lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health. More information can be found at www.bauschhealth.com.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, Bausch Health's future prospects and performance, including the Company’s 2019 full-year guidance, and the expected catalysts to drive growth, including the Company’s plans to continue to reduce debt, increase R&D and further grow newly launched products. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information.
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4 Diluted weighted average shares includes the dilutive impact of options and restricted stock units which are 4,395,000 common shares for the 3 months ended June 30, 2019, and which are excluded when calculating GAAP diluted loss per share because the effect of including the impact would be anti-dilutive.

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These forward-looking statements, including the Company’s full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company's most recent annual and quarterly reports and detailed from time to time in the Company's other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. In addition, certain material factors and assumptions have been applied in making these forward-looking statements, including, without limitation, assumptions regarding our 2019 full-year guidance with respect to adjusted SG&A expense (non-GAAP) and the Company’s ability to continue to manage such expense in the manner anticipated, the anticipated timing and extent of the Company’s R&D expense, the expected timing and impact of loss of exclusivity for certain of our products, expected currency impact, expectations regarding gross margin and expectations regarding base performance, and the assumption that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements. Additional information regarding certain of these material factors and assumptions may also be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures, including (i) Adjusted EBITDA (non-GAAP), (ii) organic growth/change and (iii) constant currency. As discussed below, we also provide Adjusted Net Income (non-GAAP) to provide supplemental information to readers. Management uses these non-GAAP measures as key metrics in the evaluation of company performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of our Company. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

However, these measures are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to such similarly titled non-GAAP measures. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be

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considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
The reconciliations of these historic non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) is GAAP net (loss) income (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below. Management believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives, especially in light of the Company's new strategies. In particular, the Company believes that Adjusted EBITDA (non-GAAP) focuses management on the Company's underlying operational results and business performance. As a result, the Company uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company's executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) reflects adjustments based on the following items:

•
Restructuring and integration costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. In addition, in connection with its acquisition of certain assets of Synergy, the Company has incurred certain severance and integration costs which were not essential to complete, close or report the acquisition. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. With regard to the severance and integration costs associated with the acquisition of certain assets of Synergy, these costs are specific to the acquisition itself and provided no benefit to the ongoing operations of the Company. As a result, the Company does not believe that such costs (and their impact) are truly representative of the underlying business. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company's operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.

•
Acquired in-process research and development costs: The Company has excluded expenses associated with acquired in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Furthermore, as these amounts are associated with

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research and development acquired, the Company does not believe that they are a representation of the Company's research and development efforts during the period.

•
Asset impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company's operating performance. Although the Company excludes intangible impairments from its non-GAAP expenses, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.

•
Goodwill impairments: The Company has excluded the impact of goodwill impairment. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. For periods prior to Jan. 1, 2018, the amount of goodwill impairment is measured as the excess of the carrying value of a reporting unit's goodwill over its implied fair value. However, in January 2017, new accounting guidance was issued which simplifies the subsequent measurement of an impairment to goodwill. Under the new guidance, which the Company early adopted effective Jan. 1, 2018, the amount of goodwill impairment is measured as the excess of a reporting unit's carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.

•
Share-based compensation: The Company has excluded the impact of costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

•
Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company has excluded the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are significantly impacted by the timing and size of its acquisitions. In addition, the Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of the Company's acquisitions, as well as the nature of the agreed-upon consideration.

•
Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management's control.

•
Other Non-GAAP charges: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests respecting certain of our distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net gain on sale of assets. In addition, the Company has excluded certain other expenses, such as IT infrastructure investment, that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of

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continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Finally, to the extent not already adjusted for above, Adjusted EBITDA (non-GAAP) reflects adjustments for interest, taxes, depreciation and amortization (EBITDA represents earnings before interest, taxes, depreciation and amortization).

Adjusted Net Income (non-GAAP)
Historically, management has used adjusted net income (non-GAAP) (the most directly comparable GAAP financial measure for which is GAAP net income (loss)) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as further described below) that may obscure trends in the Company's underlying performance. By disclosing this non-GAAP measure, it was management's intention to provide investors with a meaningful, supplemental comparison of the Company's operating results and trends for the periods presented. It was management's belief that this measure was also useful to investors as such measure allowed investors to evaluate the Company's performance using the same tools that management had used to evaluate past performance and prospects for future performance. Accordingly, it was the Company's belief that adjusted net income (non-GAAP) was useful to investors in their assessment of the Company's operating performance and the valuation of the Company. It is also noted that, in recent periods, our GAAP net income (loss) was significantly lower than our adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company's financial performance. However, management still believes that adjusted net income (non-GAAP) may be useful to investors in their assessment of the Company and its performance.

In addition to certain of the adjustments described above (namely restructuring and integration costs, acquired in-process research and development costs, loss on extinguishment of debt, asset impairments, goodwill impairments, acquisition-related adjustments, excluding amortization, and other non-GAAP charges), adjusted net income (non-GAAP) also reflects adjustments based on the following additional item:

•
Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company's operating performance. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible

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assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Organic Growth/Change
Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations (if applicable). Organic growth/change is change in GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below, of businesses that have been owned for one or more years. The Company uses organic revenue and organic growth/change to assess performance of its business units and operating and reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as it provides a supplemental period-to-period comparison.

Organic growth/change reflects adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/or discontinued. These adjustments are determined as follows:

•
Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management's control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

•
Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenues (non-GAAP) on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue (non-GAAP) growth/change excludes from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue (non-GAAP) growth/change excludes from the prior period (but not the current period), all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company's financial results and financial position. To assist investors in evaluating the Company's performance, we have adjusted for foreign currency effects. Constant currency impact is determined by comparing 2019 reported amounts adjusted to exclude currency impact, calculated using 2018 monthly average exchange rates, to the actual 2018 reported amounts.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures are calculated for the periods presented.

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FINANCIAL TABLES FOLLOW

Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2019 and 2018
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2019	2018	2019	2018
Revenues
Product sales	$2,122	$2,100	$4,111	$4,065
Other revenues	30	28	57	58
	2,152	2,128	4,168	4,123
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	580	584	1,104	1,144
Cost of other revenues	14	10	27	23
Selling, general and administrative	651	642	1,238	1,233
Research and development	117	94	234	186
Amortization of intangible assets	488	741	977	1,484
Goodwill impairments	—	—	—	2,213
Asset impairments	13	301	16	345
Restructuring and integration costs	4	7	24	13
Acquisition-related contingent consideration	20	(6)	(1)	(4)
Other expense, net	8	—	5	12
	1,895	2,373	3,624	6,649
Operating income (loss)	257	(245)	544	(2,526)
Interest income	3	3	7	6
Interest expense	(409)	(435)	(815)	(851)
Loss on extinguishment of debt	(33)	(48)	(40)	(75)
Foreign exchange and other	3	(9)	3	18
Loss before benefit from (provision for) income taxes	(179)	(734)	(301)	(3,428)
Benefit from (provision for) income taxes	9	(138)	83	(23)
Net loss	(170)	(872)	(218)	(3,451)
Net income attributable to noncontrolling interest	(1)	(1)	(5)	(3)
Net loss attributable to Bausch Health Companies Inc.	$(171)	$(873)	$(223)	$(3,454)

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net Loss to Adjusted Net Income (non-GAAP)
For the Three and Six Months Ended June 30, 2019 and 2018
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2019	2018	2019	2018
Net loss attributable to Bausch Health Companies Inc.	$(171)	$(873)	$(223)	$(3,454)
Non-GAAP adjustments: (a)
Amortization of intangible assets	488	741	977	1,484
Asset impairments	13	301	16	345
Goodwill impairments	—	—	—	2,213
Restructuring and integration costs	4	7	24	13
Acquired in-process research and development costs	7	—	8	1
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	24	(6)	12	(4)
Loss on extinguishment of debt	33	48	40	75
IT infrastructure investment	5	—	9	—
Legal and other professional fees	11	15	19	20
Net loss (gain) on sale of assets	1	—	(9)	—
Litigation and other matters	1	(1)	3	10
Other	(3)	1	(7)	—
Tax effect of non-GAAP adjustments	(41)	94	(139)	(64)
Total non-GAAP adjustments	543	1,200	953	4,093
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$372	$327	$730	$639

(a) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Six Months Ended June 30, 2019 and 2018
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2019	2018	2019	2018
Cost of goods sold reconciliation:
GAAP Cost of goods sold (excluding amortization and impairments of intangible assets)	$580	$584	$1,104	$1,144
Fair value inventory step-up resulting from acquisitions (a)	(4)	—	(5)	—
Adjusted cost of goods sold (excluding amortization and impairments of intangible assets) (non-GAAP)	$576	$584	$1,099	$1,144
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$651	$642	$1,238	$1,233
IT infrastructure investment (b)	(5)	—	(9)	—
Legal and other professional fees (c)	(11)	(15)	(19)	(20)
Other Selling, general and administrative (d)	2	—	2	1
Adjusted selling, general and administrative (non-GAAP)	$637	$627	$1,212	$1,214
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$488	$741	$977	$1,484
Amortization of intangible assets (e)	(488)	(741)	(977)	(1,484)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairments reconciliation:
GAAP Goodwill impairments	$—	$—	$—	$2,213
Goodwill impairments (f)	—	—	—	(2,213)
Adjusted goodwill impairments (non-GAAP)	$—	$—	$—	$—
Restructuring and integration costs reconciliation:
GAAP Restructuring and integration costs	$4	$7	$24	$13
Restructuring and integration costs (g)	(4)	(7)	(24)	(13)
Adjusted restructuring and integration costs (non-GAAP)	$—	$—	$—	$—
Asset impairments reconciliation:
GAAP Asset impairments	$13	$301	$16	$345
Asset impairments (i)	(13)	(301)	(16)	(345)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Acquisition-related contingent consideration reconciliation:
GAAP Acquisition-related contingent consideration	$20	$(6)	$(1)	$(4)
Acquisition-related contingent consideration (a)	(20)	6	1	4
Adjusted acquisition-related contingent consideration (non-GAAP)	$—	$—	$—	$—
Other expense, net reconciliation:
GAAP Other expense, net	$8	$—	$5	$12
Net (loss) gain on sale of assets (j)	(1)	—	9	—
Acquisition-related costs (a)	—	—	(8)	—
Litigation and other matters (k)	(1)	1	(3)	(10)
Acquired in-process research and development costs (l)	(7)	—	(8)	(1)
Other (d)	1	(1)	5	(1)
Adjusted other expense (non-GAAP)	$—	$—	$—	$—

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Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Six Months Ended June 30, 2019 and 2018
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2019	2018	2019	2018
Loss on extinguishment of debt reconciliation:
GAAP Loss on extinguishment of debt	$(33)	$(48)	$(40)	$(75)
Loss on extinguishment of debt (m)	33	48	40	75
Adjusted loss on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Benefit from (provision for) income taxes reconciliation:
GAAP Benefit from (provision for) income taxes	$9	$(138)	$83	$(23)
Tax effect of non-GAAP adjustments (n)	(41)	94	(139)	(64)
Adjusted provision for income taxes (non-GAAP)	$(32)	$(44)	$(56)	$(87)

(a) Represents the three components of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(b) Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(c) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2). Legal and other professional fees incurred during the three and six months ended June 30, 2019 and 2018 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(d) Represents the two components of the non-GAAP adjustment of “Other” (see Table 2).
(e) Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(f) Represents the sole component of the non-GAAP adjustment of “Goodwill impairment” (see Table 2).
(g) Represents the sole component of the non-GAAP adjustment of “Restructuring and integration costs” (see Table 2).
(h) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
(i) Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(j) Represents the sole component of the non-GAAP adjustment of “Net gain on sale of assets” (see Table 2).
(k) Represents the sole component of the non-GAAP adjustment of "Litigation and other matters" (see Table 2).
(l) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
(m) Represents the sole component of the non-GAAP adjustment of “Loss on extinguishment of debt” (see Table 2).
(n) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net Loss to Adjusted EBITDA (non-GAAP)
For the Three and Six Months Ended June 30, 2019 and 2018
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2019	2018	2019	2018
Net loss attributable to Bausch Health Companies Inc.	$(171)	$(873)	$(223)	$(3,454)
Interest expense, net	406	432	808	845
(Benefit from) provision for income taxes	(9)	138	(83)	23
Depreciation and amortization	531	784	1,063	1,570
EBITDA	757	481	1,565	(1,016)
Adjustments:
Asset impairments	13	301	16	345
Goodwill impairments	—	—	—	2,213
Restructuring and integration costs	4	7	24	13
Acquired in-process research and development costs	7	—	8	1
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	24	(6)	12	(4)
Loss on extinguishment of debt	33	48	40	75
Share-based compensation	27	22	51	43
Other adjustments:
IT infrastructure investment	5	—	9	—
Legal and other professional fees (a)	11	15	19	20
Net loss (gain) on sale of assets	1	—	(9)	—
Litigation and other matters	1	(1)	3	10
Other	(3)	1	(7)	—
Adjusted EBITDA (non-GAAP)	$880	$868	$1,731	$1,700

(a) Legal and other professional fees incurred during the three and six months ended June 30, 2019 and 2018 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.

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Bausch Health Companies Inc.								Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended June 30, 2019 and 2018
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	June 30, 2019				June 30, 2018			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisition	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.
Bausch + Lomb/International
Global Vision Care	$216	$7	$—	$223	$207	$(1)	$206	$17	8%
Global Surgical	177	7	—	184	182	(2)	180	4	2%
Global Consumer Products	371	11	—	382	369	(4)	365	17	5%
Global Ophtho Rx	172	5	—	177	178	—	178	(1)	(1)%
International Rx	272	7	—	279	273	(5)	268	11	4%
Total Bausch + Lomb/International	1,208	37	—	1,245	1,209	(12)	1,197	48	4%

Salix	509	—	(17)	492	441	(3)	438	54	12%

Ortho Dermatologics
Ortho Dermatologics(c)	77	—	—	77	109	—	109	(32)	(29)%
Global Solta	45	1	—	46	32	—	32	14	44%
Total Ortho Dermatologics	122	1	—	123	141	—	141	(18)	(13)%

Diversified Products
Neurology and Other	175	—	—	175	216	(1)	215	(40)	(19)%
Generics(c)	112	—	—	112	90	—	90	22	24%
Dentistry(c)	26	—	—	26	31	—	31	(5)	(16)%
Total Diversified Products	313	—	—	313	337	(1)	336	(23)	(7)%

Totals	$2,152	$38	$(17)	$2,173	$2,128	$(16)	$2,112	$61	3%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended June 30, 2019 is calculated as revenue as reported adjusted for: (i) the impact for changes in exchange rates (previously defined in this news release) and (ii) revenues attributable to acquisitions during the twelve months subsequent to the day of acquisition, as there are no revenues from those businesses included in the comparable prior period. Organic revenue (non-GAAP) for the three months ended June 30, 2018 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.
(c) Effective in the first quarter of 2019, one product historically included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment is now included in the reported results of the Generics business unit in the Diversified Products segment and another product historically included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment is now included in the reported results of the Dentistry business unit in the Diversified Products segment as management believes the products better align with the new respective business units. These changes in product alignment are not material. Prior period presentations of business unit and segment revenues and profits have been conformed to current segment and business unit reporting structures.

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Bausch Health Companies Inc.								Table 3b
Organic Growth (non-GAAP) - by Segment
For the Six Months Ended June 30, 2019 and 2018
(unaudited)
	Calculation of Organic Revenue for the Six Months Ended
	June 30, 2019				June 30, 2018			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisition	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.
Bausch + Lomb/International
Global Vision Care	$419	$16	$—	$435	$402	$(1)	$401	$34	8%
Global Surgical	344	16	—	360	353	(3)	350	10	3%
Global Consumer Products	695	29	—	724	699	(10)	689	35	5%
Global Ophtho Rx	333	10	—	343	321	—	321	22	7%
International Rx	535	24	—	559	537	(12)	525	34	6%
Total Bausch + Lomb/International	2,326	95	—	2,421	2,312	(26)	2,286	135	6%

Salix	954	—	(23)	931	863	(6)	857	74	9%

Ortho Dermatologics
Ortho Dermatologics(c)	177	—	—	177	220	—	220	(43)	(20)%
Global Solta	83	2	—	85	61	—	61	24	39%
Total Ortho Dermatologics	260	2	—	262	281	—	281	(19)	(7)%

Diversified Products
Neurology and Other	361	—	—	361	425	(2)	423	(62)	(15)%
Generics(c)	216	—	—	216	180	—	180	36	20%
Dentistry(c)	51	—	—	51	62	—	62	(11)	(18)%
Total Diversified Products	628	—	—	628	667	(2)	665	(37)	(6)%

Totals	$4,168	$97	$(23)	$4,242	$4,123	$(34)	$4,089	$153	4%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the six months ended June 30, 2019 is calculated as revenue as reported adjusted for: (i) the impact for changes in exchange rates (previously defined in this news release) and (ii) revenues attributable to acquisitions during the twelve months subsequent to the day of acquisition, as there are no revenues from those businesses included in the comparable prior period. Organic revenue (non-GAAP) for the six months ended June 30, 2018 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.
(c) Effective in the first quarter of 2019, one product historically included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment is now included in the reported results of the Generics business unit in the Diversified Products segment and another product historically included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment is now included in the reported results of the Dentistry business unit in the Diversified Products segment as management believes the products better align with the new respective business units. These changes in product alignment are not material. Prior period presentations of business unit and segment revenues and profits have been conformed to current segment and business unit reporting structures.

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Bausch Health Companies Inc.		Table 4
Other Financial Information
(unaudited)
(in millions)	June 30, 2019	December 31, 2018
Cash Balances
Cash and cash equivalents	$878	$721
Restricted cash	2	2
Cash, cash equivalents and restricted cash	$880	$723

Debt Balances
Senior Secured Credit Facilities:
2023 Revolving Credit Facility	$150	$75
June 2025 Term Loan B Facility	4,029	4,269
November 2025 Term Loan B Facility	1,384	1,456
Senior Secured Notes
5.75% Senior Secured Notes due August 2027	493	—
All other Senior Secured Notes	4,953	4,948
Senior Unsecured Notes:
5.625% Senior Unsecured Notes due December 2021	—	697
5.50% Senior Unsecured Notes due March 2023	400	995
5.875% Senior Unsecured Notes due May 2023	1,539	3,229
8.50% Senior Unsecured Notes due January 2027	1,757	738
7.00% Senior Unsecured Notes due June 2028	740	—
7.25% Senior Unsecured Notes due June 2029	740	—
All other Senior Unsecured Notes	7,878	7,886
Other	16	12
Total long-term debt and other, net of premiums, discounts and issuance costs	24,079	24,305
Plus: Unamortized premiums, discounts and issuance costs	290	327
Total long-term debt and other	$24,369	$24,632

Maturities and Mandatory Payments of Debt Obligations
Remainder of 2019	$4	$228
2020	203	303
2021	303	1,003
2022	1,553	1,553
2023	4,109	6,348
2024	2,303	2,303
2025	10,632	10,632
2026 - 2029	5,262	2,262
Total debt obligations	$24,369	$24,632

	2019	2018
Cash provided by operating activities - Three months ended June 30,	$339	$222

Cash provided by operating activities - Six months ended June 30,	$752	$660

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